Exhibit 99.4

Item 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Generally

In the operations of our subsidiaries and the reporting of our consolidated financial results, we are affected by changes in interest rates and currency exchange rates. The principal risks of loss arising from adverse changes in market rates and prices to which we and our subsidiaries are exposed relate to:

•	interest rates on revolving credit facilities; and

•	foreign exchange rates generating translation gains and losses.

We and our subsidiaries have no market risk sensitive instruments entered into for trading purposes, as defined by U.S. generally accepted accounting principles or GAAP. Information contained in this section relates only to instruments entered into for purposes other than trading.

Interest Rate Risk

Our outstanding indebtedness, and related interest rate risk, is managed centrally by our finance department by implementing the financing strategies approved by our Board of Directors. Our revolving credit facilities carry variable rates of interest, the Canadian debt has been effectively converted to the equivalent of a fixed rate basis. With the termination of the United Kingdom cross currency interest rate swaps in May 2009, changes in interest rates will have an impact on our consolidated statement of financial position. See the section entitled “Cross Currency Interest Rate Swaps”.

Foreign Currency Exchange Rate Risk

Put Options

Operations in the United Kingdom and Canada have exposed us to shifts in currency valuations. From time to time, we may elect to purchase put options in order to protect certain earnings in the United Kingdom and Canada against the translational impact of foreign currency fluctuations. Out of the money put options may be purchased because they cost less than completely averting risk, and the maximum downside is limited to the difference between the strike price and exchange rate at the date of purchase and the price of the contracts. At June 30, 2009, we held put options with an aggregate notional value of C$12.0 million and GBP 3.6 million to protect certain currency exposure in Canada and the United Kingdom through September 30, 2009. We use purchased options designated as cash flow hedges to protect against certain of the foreign currency exchange rate risks inherent in our forecasted earnings denominated in currencies other than the U.S. dollar. These cash flow hedges have a duration of less than twelve months. For derivative instruments that are designated and qualify as cash flow hedges, the effective portions of the gain or loss on the derivative instrument are initially recorded in accumulated other comprehensive income as a separate component of stockholders’ equity and subsequently reclassified into earnings in the period during which the hedged transaction is recognized in earnings. The ineffective portion of the gain or loss is reported in other expense (income), net on the statement of operations. For options designated as hedges, hedge effectiveness is measured by comparing the cumulative change in the hedge contract with the cumulative change in the hedged item, both of which are based on forward rates. As of June 30, 2009, no amounts were excluded from the assessment of hedge effectiveness. There was no ineffectiveness from these cash flow hedges for fiscal 2009. As of June 30, 2009, amounts related to these derivatives qualifying as cash flow hedges amounted to an increase of stockholders’ equity of $37 thousand, net of tax, all of which is expected to be transferred to earnings in the first three months of fiscal 2010 along with the earnings effects of the related forecasted transactions. The fair market value at June 30, 2009 was $0.6 million and is included in prepaid expenses on the balance sheet.

Canadian operations (exclusive of the litigation expense of approximately $57.4 million and the loss on store closings of approximately $3.0 million) accounted for approximately 77.1% of consolidated pre-tax earnings for the twelve months ended June 30, 2009 and 78.0% of consolidated pre-tax earnings for the twelve months ended June 30, 2008. U.K. operations (exclusive in fiscal 2009 of unrealized foreign exchange gains of approximately $5.5 million) accounted for approximately 39.0% of consolidated pre-tax earnings for the twelve months ended June 30, 2009 and approximately 25.7% of consolidated pre-tax earnings for the twelve months ended June 30, 2008. U.S. operations (exclusive in fiscal 2009 of losses on store closings of approximately $7.2 million) accounted for approximately (16.1%) of consolidated pre-tax earnings for the year ended June 30, 2009 and (3.8%) of consolidated pre-tax earnings for the year earlier period. This decline in the U.S. results can be attributed to lower interest income as a result of the fiscal 2008 acquisitions, increased intercompany debt interest along with a prior year transfer pricing adjustment. As currency exchange rates change, translation of the financial results of the Canadian and U.K. operations into U.S. dollars will be impacted. Changes in exchange rates have resulted in cumulative translation adjustments increasing our net assets by $19.9 million. These gains and losses are included in other comprehensive income.

We estimate that a 10.0% change in foreign exchange rates by itself would have impacted reported pre-tax earnings from continuing operations (exclusive in fiscal 2009 of litigation expense of approximately $57.9 million, loss on store closings of approximately $10.3 million and an unrealized foreign exchange gain of approximately $5.5 million) by approximately $9.2 million for the twelve months ended June 30, 2009 and $9.1 million for the twelve months ended June 30, 2008. This impact represents 13.0% of our consolidated foreign pre-tax earnings for the twelve months ended June 30, 2009 and 11.4% of our consolidated foreign pre-tax earnings for the twelve months ended June 30, 2008.

Cross-Currency Interest Rate Swaps

In December 2006, we entered into cross-currency interest rate swaps to hedge against the changes in cash flows of our U.K. and Canadian term loans denominated in a currency other than our foreign subsidiaries’ functional currency.

In December 2006, our U.K. subsidiary, Dollar Financial U.K. Limited, entered into a cross-currency interest rate swap with a notional amount of GBP 21.3 million that was set to mature in October 2012. Under the terms of this swap, Dollar Financial U.K. Limited paid GBP at a rate of 8.45% per annum and Dollar Financial U.K. Limited received a rate of the three-month EURIBOR plus 3.00% per annum on EUR 31.5 million. In December 2006, Dollar Financial U.K. Limited also entered into a cross-currency interest rate swap with a notional amount of GBP 20.4 million that was set to mature in October 2012. Under the terms of this cross-currency interest rate swap, we paid GBP at a rate of 8.36% per annum and we received a rate of the three-month LIBOR plus 3.00% per annum on US$40.0 million.

On May 7, 2009, our U.K. subsidiary, executed an early settlement of its two cross-currency interest rate swaps hedging variable-rate borrowings. As a result, we discontinued prospectively hedge accounting on these cross-currency swaps. In accordance with the provisions of SFAS 133, we will continue to report the net gain or loss related to the discontinued cash flow hedge in other comprehensive income and will subsequently reclassify such amounts into earnings over the remaining original term of the derivative when the hedged forecasted transactions are recognized in earnings.

In December 2006, our Canadian subsidiary, National Money Mart Company, entered into cross-currency interest rate swaps with aggregate notional amounts of C$339.9 million that mature in October 2012. Under the terms of the swaps, National Money Mart Company pays Canadian dollars at a blended rate of 7.12% per annum and National Money Mart Company receives a rate of the three-month LIBOR plus 2.75% per annum on $295.0 million.

On a quarterly basis, the cross-currency interest rate swap agreements call for the exchange of 0.25% of the original notional amounts. Upon maturity, these cross-currency interest rate swap agreements call for the exchange of the remaining notional amounts. We have designated these derivative contracts as cash flow hedges for accounting purposes. We record foreign exchange re-measurement gains and losses related to the term loans and also record the changes in fair value of the cross-currency swaps each period in corporate expenses in our consolidated statements of operations. Because these derivatives are designated as cash flow hedges, we record the effective portion of the after-tax gain or loss in other comprehensive income, which is subsequently reclassified to earnings in the same period that the hedged transactions affect earnings. As of June 30, 2009, amounts related to cross-currency interest rate swaps amounted to an increase in stockholders’ equity of $20.7 million, net of tax. The aggregate fair market value of the cross-currency interest rate swaps at June 30, 2009 is a liability of $10.2 million and is included in fair value of derivatives on the balance sheet. During fiscal 2009, we recorded $45 thousand in earnings related to the ineffective portion of these cash flow hedges.

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